Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2025 Equity Incentive Plan and the Amended and Restated 2007 Equity Incentive Plan of Amicus Therapeutics, Inc., of our reports dated February 19, 2025, with respect to the consolidated financial statements of Amicus Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Amicus Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

June 5, 2025